Exhibit 21

WELLCHOICE, INC.

LIST OF SUBSIDIARIES

COMPANY	PLACE OF ORGANIZATION

EHC BENEFITS AGENCY, INC.	NEW YORK

EMPIRE HEALTHCHOICE ASSURANCE, INC.	NEW YORK

EMPIRE HEALTHCHOICE HMO, INC.	NEW YORK

WELLCHOICE HOLDINGS OF NEW YORK, INC.	NEW YORK

WELLCHOICE INSURANCE OF NEW JERSEY, INC.	NEW JERSEY